Exhibit 10.38

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT by and between Ikaria Holdings, Inc., a Delaware corporation (the “Company”), and Craig Tooman (the “Executive”), dated as of the 28th day of July, 2010 (this “Agreement”).

WHEREAS, the Executive possesses skills, experience and knowledge that are of value to the Company; and

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer, and the Executive is willing to be employed by the Company, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.              Employment Period.  The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on July 26, 2010 (the “Effective Date”), and ending on July 25, 2011 (the “Initial Term”); provided, however, that commencing on July 26, 2011 and each annual anniversary of such date (July 26, 2011, and each annual anniversary thereof, shall hereinafter be referred to as the “Renewal Date”), unless previously terminated, the Term shall be automatically extended so as to terminate one year from the applicable Renewal Date (each such one year renewal, a “Renewal Term,” and the Initial Term together with all Renewal Terms(s), the “Term”), unless at least ninety (90) days prior to such Renewal Date the Company or the Executive shall give written notice to the other party that the Term shall not be so extended.  The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

2.              Position and Duties.

(a)           During the Employment Period, the Executive shall serve as Chief Financial Officer, of the Company, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may be assigned to the Executive from time to time by the Company’s Chief Executive Officer (the “CEO”), or the Chairman of the Company’s Board of Directors (the “Board”) in the absence of the CEO.  In such capacity, the Executive shall report to the Company’s Chief Executive Officer.

(b)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business time and efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently.  During the Employment Period, the Executive shall not be engaged in any other business activity without the prior written consent of the Company except for time spent in managing his personal, financial and legal affairs, engaging in charitable and civic activities, and serving on boards of directors provided such service on boards is consented to by the CEO in advance, in each case only if, and to the extent that, such activities do not interfere with the performance of the Executive’s duties and responsibilities hereunder or otherwise result in a breach of this Agreement.

(c)           The Executive’s services hereunder shall be performed at the Company’s headquarters in Clinton, New Jersey, subject to such business travel as may be required from time to time.

3.              Compensation.

(a)           Base Salary.  During the Employment Period, the Executive shall receive a base salary (such base salary, as it may be increased from time to time hereunder, the “Annual Base Salary”) at the annual rate of $450,000.  The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable taxes and withholding.  During the Employment Period, the Annual Base Salary shall be reviewed for possible merit increases at least annually but shall not be reduced during the Employment Period.  Following an increase in base salary, the increased base salary shall thereafter become the Executive’s “Annual Base Salary” for all purposes under this Agreement.

(b)           Signing Bonus.  Provided that the Executive continues to be employed by the Company through the applicable payment date, the Company shall pay a cash sign-on bonus in the total amount of $215,000, payable in two installments as follows: (i) on the first payroll payment date following the Effective Date, $115,000 (less applicable withholdings) and (ii) on the eighteen month anniversary of the Effective Date, $100,000 (less applicable withholdings); provided, in the event of the Executive’s termination of employment by the Company other than for Cause, by the Executive for Good Reason, or due to the Executive’s death or Disability (each such capitalized term as defined below), the second such installment of the signing bonus shall become immediately nonforfeitable and payable in a lump sum subject to the terms of, and at the time set forth in, Section 5(d) hereof.

(c)           Annual Bonus.  For each full calendar year in which the Executive serves ending during the Employment Period, the Executive shall be eligible to earn an annual cash bonus payable in accordance with the terms of the Company’s management incentive program at a target of 50% of Annual Base Salary, or such higher level established by the Company from time to time (the “Annual Bonus”).  For the 2010 calendar year, the Executive’s Annual Bonus will not be pro-rated and will be calculated as though the Executive worked for the Company for the full calendar year.

(d)           Equity Compensation.

(i)            Stock Option Grant.   As soon as practicable after the Effective Date, the Company shall grant the Executive a ten-year option pursuant to the Company’s 2010 Long-Term Incentive Plan, as amended, to purchase 250,000 shares of common stock, par value $0.01 per share, of the Company (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the “Common Stock”) at a per share exercise price equal to the fair value of the Common Stock as of the date of grant (as determined by the Board of Directors of the Company) (the “Option”).  Subject to the provisions of this Agreement, the Option shares shall vest as follows: 62,500 shares on each of the first four anniversaries of the Effective Date, and shall include such other terms and conditions consistent with this Agreement as are set forth in the form of stock option award agreement furnished to the Executive in connection with this Agreement.

(ii)           RSU Grant.            As soon as practicable, but not later than 45 days, after the Effective Date, the Company shall grant to the Executive restricted stock units pursuant to the Company’s 2010 Long-Term Incentive Plan, as amended, in respect of 50,000 shares of Common Stock (the “RSUs”).  Subject to the provisions of this Agreement, the RSUs shall vest and become non-forfeitable on the first anniversary of the Effective Date, payable in shares of Common Stock within fifteen (15) days thereafter, and shall include such other terms and conditions consistent with this Agreement as are set forth in the form of RSU award agreement, furnished to the Executive in connection with this Agreement.

(e)           Benefits.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be provided with such employee benefits, and under the same terms, as are provided by the Company from time to time to its executives.  The Company reserves the right to modify or terminate its benefits plans generally for employees.

(f)            Vacation.  During each year of the Employment Period, the Executive shall be entitled to paid vacation consistent with the Company’s practices, policies and programs for its senior executives; provided that the Executive shall be entitled to no less than four (4) weeks of paid vacation during each year of the Employment Period.

(g)           Business and Entertainment Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses, incurred by the Executive in carrying out the Executive’s duties under this Agreement; provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

4.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment hereunder shall be terminated automatically by the Company upon the Executive’s death during the Term.  The Company shall, to the full extent permitted by law, be entitled to terminate the Executive’s employment because of the Executive’s Disability (as herein defined) during the Term. “Disability” means that the Executive has been finally determined to have a permanent disability under the long-term disability insurance plan of the Company applicable to the Executive.

(b)           By the Company.  The Company may terminate the Executive’s employment hereunder during the Term for Cause or without Cause.  For purposes of this Agreement, the term “Cause” shall be defined as: (A) disloyalty or dishonesty which results or is intended to result in material personal enrichment to Executive at the material expense of the Company or any of its subsidiaries (including, without limitation, fraud, embezzlement or dishonesty or breach of business ethics); (B) fraudulent conduct in connection with the material business or affairs of the Company or any of its subsidiaries that materially and adversely affects the Company or any of its subsidiaries; (C) conviction of a felony or any crime involving moral turpitude (or entering into a plea of nolo contendere with respect to such crime); (D) gross misconduct that materially and adversely affects the Company; (E) any breach or intended breach of any Company policies or procedures as in effect from time to time, in each case constituting a material violation of such policies or procedures, and in each case causing material harm to the Company; or (F) failure by the Executive to provide thirty (30) days advance written notice of resignation; provided that in the case of subsection (E) of this Section 4(b), the Company shall give written notice to the Executive at least ten (10) days prior to such termination (“Notice of Termination for Cause”) of the Company’s intent to terminate, which notice shall set out in detail the ways in which Executive has materially breached or expressed an intent to breach materially a Company policy or procedure in such a way as to cause the Company material harm, and Executive shall have failed to cure such breach prior to the expiration of ten (10) days following the date on which such notice is provided to him; and provided further that with respect to the Executive’s violation of Subsection (E) of this Section 4(b), the Executive shall have only one opportunity to cure such failure and thereafter may be terminated immediately in connection with subsequent violations of Subsection (E) of this Section 4(b).

(c)           By the Executive for Good Reason.  The Executive may terminate the Executive’s employment hereunder during the Term for Good Reason or other than for Good Reason.  For purposes of this Agreement, “Good Reason” means that the Company has engaged in any of the following without the Executive’s consent:

A.            any material and adverse change in the Executive’s position, title or status, any change in the Executive’s job duties, authority or responsibilities to those of lesser status, or any obligation that the Executive report other than to the Chief Executive Officer of the Company;

B.            any material and adverse breach of this Agreement by the Company; provided, that any failure of a successor to assume and agree to perform under this Agreement required by Section 7(c) shall be deemed to be a material and adverse breach of this Agreement by the Company;

C.            relocation of the Company’s headquarters more than fifty (50) miles from its present location or transfer of Executive to any location more than fifty (50) miles from the location of the current headquarters; or

D.            any material and adverse change in the Executive’s compensation or benefits;

provided, that, following a Change in Control, any change (in the case of clauses (A) and (D)) and any breach (in the case of clause (B)), in each case whether or not material and adverse, shall constitute Good Reason hereunder and (in the case of clause (A)) a change shall be deemed to have occurred if, following a Change in Control in which the Company becomes controlled by another entity (a “Parent Company”) (i) the Executive’s position, title, status, job duties, authority or responsibilities with the Parent Company are not equivalent to his position, title, status, job duties, authority and responsibilities with the Company immediately prior to the Change in Control and/or (ii) the Executive is obligated to report other than to the Chief Executive Officer of the Company.  For purposes of this Agreement, a “Change in Control” shall have occurred if, after the Effective Date, (A) any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than any Person that includes New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (an “Excluded Person”)), is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the voting capital stock of the Company, (B) any Person other than an Excluded Person has or obtains the right to elect a majority of the Board or (C) the Company sells in a single transaction or series of transactions all or substantially all of its assets; and provided, that, for avoidance of doubt, an initial public offering of securities of the Company shall not constitute a Change in Control for purposes of this Agreement.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth the conduct of the Company that constitutes Good Reason, within ninety (90) days of the first date on which the Executive has knowledge of such conduct.  The Executive shall further provide the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct.  Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(d)           No Waiver.  The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(e)           Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the date on which the Executive is finally determined to have a Disability, or the date on which the termination of the Executive’s employment by the Company or by the Executive is effective.

5.              Obligations of the Company upon Termination.

(a)           Termination without Cause; Termination for Death or Disability; Termination for Good Reason; or Non-Renewal of the Term.  If either (i) during the Term, (A) the Company terminates the Executive’s employment, for any reason other than for Cause, including and limited to Termination without Cause or Termination for death or Disability, or (B) the Executive terminates his employment for Good Reason, or (ii) the Executive terminates his employment at the end of the Term and the Company has previously given notice to the Executive that the Term will not be extended, then the Company shall pay the amounts and provide the benefits, subject to and in accordance with Section 5(d) hereof, in each case as set forth in paragraphs A through F below.

A.            The Executive’s earned and accrued but unpaid cash compensation, in the form of a lump-sum payment, to be paid not later than the regularly scheduled pay period next following the date on which the termination becomes effective, which shall equal the sum of (i) any portion of the Executive’s Annual Base Salary earned through the Date of Termination that has not yet been paid, (ii) any unpaid Annual Bonus that was earned by the Executive and declared due and owing by the Company, and (iii) any accrued but unpaid vacation time, in each case subject to applicable taxes and withholding (the amounts set forth in subclauses (i)-(iii) constitute the “Accrued Obligations”).  The Company shall also provide the Executive with any other benefits (other than severance benefits) to which the Executive is entitled under the Company’s benefit plans and arrangements as and when due under such plans and arrangements (the “Accrued Benefits”).

B.            A pro rata portion of the Executive’s Annual Bonus in the form of a lump-sum payment, which shall equal the sum of the Executive’s Annual Bonus at target, multiplied by the number equal to the sum of any partial and full months worked by the Executive in the year of termination, divided by the number twelve (12) (the “Pro Rata Bonus”).

C.            Payments, payable in accordance with the Company’s standard monthly payroll practices and subject to withholding and taxes, of an amount equal to the sum of (i) the Executive’s Annual Base Salary and (ii) the greater of the Annual Bonus at the target level and the actual Annual Bonus most recently paid to the Executive, determined on a monthly basis, for a period of 12 (twelve) months from the Date of Termination (the “Salary Continuation Severance Payments”).

D.            For twelve (12) months from the Date of Termination, and subject to the Executive electing COBRA continuation coverage, the Company shall provide the Executive with medical, dental and vision benefits at active-employee rates.

E.             A lump sum payment of $18,263 in lieu of the annual financial planning, annual physical and life insurance benefits (the “Benefit Payment”).

F.             The unvested portion of any equity compensation granted to the Executive  shall (whether or not specified in the grant agreements evidencing such equity compensation) become immediately vested as to that portion thereof that would become exercisable in the case of options or vested in the case of restricted stock units (including the Option and the RSUs) during the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination, treating the Executive’s employment as having continued during the entirety of such period; provided, that if the Date of Termination is on or after the date on which a Change in Control occurs, then any equity compensation granted to the Executive shall (whether or not specified in the grant agreements evidencing such equity compensation) become fully vested as of the Date of Termination.

(b)           Cause, etc.  If the Executive’s employment is terminated by the Company for Cause during the Term, or if the Executive terminates his employment during the Term other than for Good Reason, the Company shall pay the Executive, in a lump-sum payment (subject to applicable taxes and withholding) not later than the next regularly scheduled pay period following the Date of Termination, the Accrued Obligations, and, following the Date of Termination, the Company shall provide the Executive with the Accrued Benefits as and when due.

(c)           Termination without Cause; Termination for Death or Disability; Termination for Good Reason; or Non-Renewal of the Term following a Change in Control.  If either (i) within eighteen (18) months following a Change in Control, (A) the Company terminates the Executive’s employment for any reason other than for Cause, including and limited to Termination without Cause or Termination for death or Disability, or (B) the Executive terminates his employment for Good Reason, or (ii) the Executive terminates his employment at the end of the Term and the Company has given notice to the Executive within eighteen (18) months following a Change in Control that the Term will not be extended, then the Company shall, in addition to the payment and benefits provided for in Sections 5(a)(A) through 5(a)(F) and subject to and in accordance with Section 5(d), pay the amounts and provide the benefits described in paragraphs (A) through (D) below:

A.            A lump sum payment equal to one-half (.5) times the sum of (i) the Executive’s Annual Base Salary and (ii) the greater of the Annual Bonus at the target level and the actual Annual Bonus most recently paid to the Executive (the “CIC Severance Payment”).

B.            In addition to the continuation coverage provided in Section 5(a)(D) hereof, and subject to the Executive electing COBRA continuation coverage, the Company shall provide the Executive with medical, dental and vision benefits at active-employee rates for an additional six (6) months.

C.            A lump sum payment equal to one half (½) times the Benefit Payment (the “CIC Benefit Payment”).

D.                 The unvested portion of any equity compensation granted to the Executive shall (whether or not specified in the grant agreements evidencing such equity compensation) become immediately fully vested.

E.                 If the Executive’s employment is terminated by the Company for any reason other than for Cause, death or Disability at any time prior to the date of a Change in Control and either (i) such termination occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (ii) the Executive was terminated at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, such termination shall be deemed to have occurred after a Change in Control, notwithstanding that such event or condition occurred prior to a Change in Control, and the payments and benefits described above in this Section 5(c) shall apply.

For purposes of this Section 5(c), with respect to the definition of Good Reason, if any event or condition described in Section 4(c) occurs at any time prior to the date of a Change in Control and either (i) occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (ii) was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, any resulting termination by the Executive for Good Reason shall be deemed to have occurred after a Change in Control, notwithstanding that such event or condition occurred prior to a Change in Control, and the payments and benefits described above in this Section 5(c) shall apply.

If the Executive terminates his employment at the end of the Term and the Company had previously given notice to the Executive that the Term will not be extended at any time prior to or following the date of a Change in Control and either (i) such notice or termination occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (ii) the Company gave such notice of termination to the Executive that the Term will not be extended at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, such termination shall be deemed to have occurred after a Change in Control, notwithstanding that such event or condition occurred prior to a Change in Control, and the payments and benefits described above in this Section 5(c) shall apply.

(d)           Timing of Severance Payments and Benefits.

The Company’s obligations to make the payments, or otherwise perform, as set forth Section 3(b)(ii) if paid in connection with the Executive’s termination of employment, in Sections 5(a)(B), (C), (D), (E), and (F) and Sections 5(c)(A), (B), (C) and (D), shall, except in the case of a Termination based on death, be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 6 and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims against the Company and its affiliates in the form attached hereto as Exhibit A (the “Release”) within forty-five (45) days after the Executive’s Date of Termination.

The payments and benefits described in Sections 5(a)(A), (D), and (F) and Sections 5(c)(B) and (D) (except, under Sections 5(a)(F) and 5(c)(D), respecting the RSUs and other equity awards subject to Section 409A of the Internal Revenue Code, as amended, (“Code”)) shall be made, provided, or commenced, as applicable, promptly after the Date of Termination, provided that the Executive has executed and delivered the Release, and the Release has become irrevocable by such date.

If no stock of the Company is publicly traded on an established securities market or otherwise on the Date of Termination, the payments and benefits described in Section 3(b)(ii) if paid in connection with Executive’s termination of employment, in Sections 5(a)(B), (C), and (E) and Sections 5(d)(A) and (C), and under Sections 5(a)(F) and 5(c)(D), respecting the RSUs and other equity awards subject to Section 409A of the Code shall be made, provided, or commenced, as applicable, on the forty-fifth (45th) day after the Date of Termination.  If stock of the Company is publicly traded on an established securities market or otherwise on the Date of Termination, the payments and benefits described in Section 3(b)(ii) if paid in connection with Executive’s termination of employment, Sections 5(a)(B), (C), and (E) and Sections 5(d)(A) and (C) shall be made, provided, or commenced, as applicable, upon the day following the day that is six (6) months after the Date of Termination (or any earlier date of the Executive’s death) (including with the first such payment of amounts payable via installments a lump sum make-up payment, for amounts that otherwise would have been paid during such six (6) month period but for such required delay under Section 409A(a)(2)(B)(i), for the period from the Date of Termination to the date of payment).

Except for any payments made pursuant to the Company’s Senior Executive Bonus Pool Program, the payments described in Sections 5(a) through (d) shall constitute the exclusive payments in the nature of severance or termination pay which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement of the Company or any affiliate.  The Executive shall have no obligation to mitigate any amounts payable or arrangements made under any provision of this Agreement, whether by seeking employment or otherwise, and such payments shall not be offset by any future employment or other compensation for services.

If the Executive dies during the period between the Date of Termination and the date on which the payments and benefits described in Sections 5(a) and 5(d) are due to be paid, all such payments and benefits shall be paid to the personal representative of the Executive’s estate.

(e)          Immediate Vesting and Payment on Change in Control.  Without limitation of Section 5(a)(F), the unvested portion of any equity compensation granted to the Executive shall (whether or not specified in the grant agreements evidencing such equity compensation) immediately become fully vested, and payable respecting the RSUs and other similar awards, upon a Change in Control, whether or not a termination of the Executive’s employment occurs; provided, however, that to the extent equity compensation is treated as deferred compensation for purposes of Section 409A of the Code and the regulations issued thereunder (“Section 409A”), the payment of such equity compensation shall only accelerate pursuant to this Section 5(e) upon a Change in Control which also constitutes a change in control or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A (“409A CiC”), and shall in the event that the Change in Control is not a 409A CiC be payable upon the first to occur thereafter of a 409A CiC, the Executive’s separation from service (within the meaning of Section 409A) or the scheduled date for payment thereof under the applicable terms of such equity compensation.

(f)            Separate Payments.  The Pro Rata Bonus, the Salary Continuation Severance Payments, the Benefit Payment, the CIC Benefit Payment, and the CIC Severance Payment are each intended to be separate payments for purposes of Section 409A.  All payments hereunder constituting a “deferral of compensation” under Section 409A and payable upon the termination of the Executive’s employment, shall be payable upon the Executive’s separation from service (within the meaning of Section 409A).

(g)           Indemnification by the Company.  The Company shall defend, indemnify, and hold the Executive harmless from and against any liabilities the Executive may incur by virtue of the applicability of Section 409A to any payments made hereunder.

(h)           Taxes and Withholding.  All payments and benefits to be made or otherwise provided to the Executive hereunder shall be subject to applicable taxes and withholding.

6.              Confidential Information; Noncompetition; Work Product.  The Executive acknowledges that his employment by the Company will, throughout the Employment Period bring him into close contact with the confidential affairs of the Company and its affiliates, including information about their client and customer lists and information concerning proprietary manufacturing formulations and processes, costs, profits, real estate, markets, sales, products, key personnel, pricing policies, operational methods, patents, research and development, technical processes, and other business affairs and methods, plans for future product development and other information not readily available to the public.  The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  The Executive further acknowledges that the business of the Company and its subsidiaries is international in scope, that their products are marketed throughout the world, that the Company and its subsidiaries competes in nearly all of their business activities with other entities that are or could be located in nearly any part of the world and that the nature of the Executive’s services, position and expertise are such that he is capable of competing with the Company and its subsidiaries from nearly any location in the world. In recognition of the foregoing, the Executive covenants and agrees:

(a)           The Executive, at all times during the Employment Period and thereafter, shall hold in a fiduciary capacity for the benefit of the Company all secret, trade, proprietary or confidential information, knowledge or data relating to the Company or any of its affiliated companies and shareholders, and their respective businesses, that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 6(a)) (“Confidential Information”).  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except as required to discharge his duties hereunder, with the prior written consent of the Company, or as otherwise required by law or legal process.  The Executive shall deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any other time the Company may so request, at the Company’s expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company and which the Executive may then posses or have under the Executive’s control.

(b)           During the “Noncompetition Period,” the Executive shall not, without the prior written consent of the Board, engage in or become associated with a “Competitive Activity.”  For purposes of this Section 6:  (i) the “Noncompetition Period” means the period commencing on the Effective Date and ending on the twelve-month anniversary of the date upon which Executive’s employment with the Company is terminated for any reason; (ii) a “Competitive Activity” means any business or other endeavor that engages in clinical or pre-clinical research or development, manufacturing, marketing, sales, or commercialization of products or services that directly or indirectly compete with, or are a therapeutic alternative to, either (x) the products of, or services engaged in by, the Company or any of its subsidiaries at the Date of Termination in any geographic location in the United States, or (y) the products proposed to be developed or commercialized, or services proposed to be engaged in, by the Company or any of its subsidiaries at the Date of Termination in any geographic location in the United States (provided that clause (y) shall apply only to any proposed business activity as to which the Company or any of its subsidiaries has devoted significant and documented efforts at the Date of Termination, whether internally or through acquisition, licensing or other business development activities); provided, however, that the Executive shall not be engaged in a Competitive Activity if he is providing services to a division or subsidiary of a multi-division entity or holding company, so long as no division or subsidiary to which the Executive provides services is in competition with the Company or its subsidiaries or affiliates, and the Executive does not otherwise engage in a Competitive Activity on behalf of the multi-division entity or any competing division or subsidiary; and (iii) the Executive shall be considered to have become “associated with a Competitive Activity” if the Executive becomes directly or indirectly involved as an owner, investor (other than a passive stockholder of less than five percent (5%) of a corporation the securities of which are traded on a national securities exchange), employee, officer, director, consultant, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged directly or indirectly in a Competitive Activity.

(c)                                  During the Noncompetition Period, the Executive shall not, on his own behalf or on behalf of any other person, firm or entity (x) directly or indirectly solicit, induce or attempt to solicit or induce (except via general advertising) any employee of the Company or any of its subsidiaries to terminate his employment with the Company or any of its subsidiaries, or to provide any assistance whatsoever to any person, firm or entity engaged in a Competitive Activity, or (y) directly or indirectly induce any business, entity or person with which the Company or any of their subsidiaries or affiliates has a business relationship to terminate or alter such business relationship.

(d)                                 In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Executive commits a material breach of any of the provisions of Section 6, the Company shall have the right to seek to have such provisions specifically enforced by any court having equity jurisdiction (without any obligation to post a bond or other security); it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.

(e)                                  The Executive acknowledges that during the Employment Period, the Executive may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, computer programs and software material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to the Executive by reason of the Executive’s employment by the Company.  The Executive acknowledges that all of the foregoing shall be owned by and belong exclusively to the Company and that the Executive shall have no personal interest therein; provided that they are either related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to the Executive for the possible interest or participation of the Company or any of its subsidiaries.  The Executive shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Executive’s inventorship or creation in any appropriate case.  The Executive agrees that the Executive will not assert any rights to any Work Product or business opportunity as having been made or acquired by the Executive prior to the date of this Agreement except for Work Product or business opportunities disclosed on Exhibit B to this Agreement.

(f)                                    The Executive acknowledges and agrees that the provisions of this Section 6 are necessary to protect the business operations and affairs of the Company and its subsidiaries. The Executive understands that the restrictions set forth in this Agreement may limit his ability to earn a livelihood in a business similar that of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company to justify clearly such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from earning a livelihood.

7.                                       Successors.

(a)                                  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and may be assigned by Company in connection with any sale, transfer or other disposition of all or substantially all of its business and assets.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place, except under circumstances in which such assumption occurs by operation of law.  As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

8.                                       Indemnification.  The Executive shall in all events be entitled to defense by and full indemnification from the Company for any claims that a third party brings against him based on any alleged act or omission related in any way to the Executive’s employment by the Company to the maximum extent permitted under applicable law, and advance of fees and costs in accordance with the Company’s by-laws.  In addition, during the term of the Executive’s employment and for all relevant periods thereafter, the Executive shall be covered under any directors’ and officers’ insurance policy maintained by the Company.

9.                                       Post-Termination Assistance.  After the termination of the Executive’s employment for any reason, for so long as the Executive is receiving any payments pursuant to this Agreement, the Executive shall cooperate, at the reasonable request of the Company or any of its subsidiaries, (i) in the transition of any matter for which the Executive had authority or responsibility during the Employment Period, or (ii) with respect to any other matter involving the Company or any of its subsidiaries for which the Executive may be of assistance.  Any such cooperation required from the Executive shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.

10.                                 Miscellaneous.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, applicable to agreements made and to be performed entirely within such state.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the Executive’s address as
maintained on the payroll records of the Company.

If to the Company:

Ikaria Holdings, Inc.

6 Route 173

Clinton, New Jersey 08809

Telephone:  (908) 238-6600

Facsimile:  (908) 238-6699

Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section 10.  Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law, and the invalid or unenforceable provision shall be deemed to have been redrafted as if in the original, so as to be valid and enforceable to the maximum extent permissible under applicable law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The failure of the Executive or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                    The Executive and the Company acknowledge that this Agreement represents the complete agreement between the parties and supersedes any other agreement between them concerning the subject matter hereof.  This Agreement may not be modified except by express written agreement between the parties.

(g)                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

(h)                                 Whenever this Agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may designate by written notice to the Company.  The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

(i)                                     The Executive represents and warrants to the Company that this Agreement is legal, valid and binding upon the Executive and the execution of this Agreement and the performance of the Executive’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Executive is a party (including, without limitation, any other employment agreement). The Company represents and warrants to the Executive that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

(j)                                     Neither the Executive, his legal representative nor any beneficiary designated by the Executive shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company.

(k)                                  Each party (i) hereby irrevocably submits itself to and acknowledges and recognizes the jurisdiction of the courts of the State of New Jersey in the County of Hunterdon (which court, together with all applicable appellate courts, for purposes of this Agreement, are the only “courts of competent jurisdiction”), for the purpose of any suit, action or other proceeding arising out of, under, or in connection with, relating to, or based upon this Agreement, (ii) agrees that any service of process in connection with any such suit, action or other proceeding may be made upon it by means of the United States mail or such other service as may be authorized by any such court, (iii) agrees that the courts of competent jurisdiction shall be the sole and exclusive courts and forums for the purpose of any such suit, action or proceeding and (iv) waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of courts of competent jurisdiction, that such suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party.

(l)                                     Each of the parties has been represented by counsel (or has had the opportunity to be so represented) in the negotiation and preparation of this Agreement.  The parties agree that this Agreement is to be construed as jointly drafted.  Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(m)                               The Executive acknowledges and agrees that the Company may satisfy its obligations to make payments to the Executive under this Agreement by causing one or more of its subsidiaries to make such payments to the Executive.  The Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge the Company’s obligation to make such payment to the Executive hereunder (but only to the extent of such payment).

(n)                                 Notwithstanding the expiration or termination of this Agreement, the provisions of Sections 5, 6, 7, 8, 9, and 10 of the Agreement shall continue in full force and effect and remain fully binding upon the parties, in each case as applicable in accordance with their terms without expansion.

11.                                 Gross-Up Payment.

(i)                                 To the extent that any (a) severance payment, (b) transaction or other bonus payment, (c) payment under any transaction or other incentive plan, (d) payment related to equity or made under an equity incentive program, or (e) other amounts or payments of any type or kind whatsoever, in the nature of compensation (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 280G”)) or otherwise to or for the benefit of the Executive under this Agreement, or any other agreement or plan, or otherwise (or any part of such amount or other payment) (collectively, “Payments”), in any case constitutes an “excess parachute payment” within the meaning of Section 280G and Section 4999 of the Internal Revenue Code (“Section 4999”), then the Company shall pay to the Executive an additional sum (“Gross-Up Payment”) such that, after all taxes applicable to the receipt of such amount have been subtracted therefrom, the remaining amount will equal the sum of the amount of tax imposed with respect to the “excess parachute payments,” plus any interest and penalties thereon (other than those caused solely by Executive’s action or inaction).  Therefore, the effect shall be to maintain the Executive in the same financial position that he would have been in had no tax under Section 4999 been imposed.  All payments and reimbursements to which the Executive is entitled under this Section 11 shall be made not later than April 15 of the taxable year of the Executive next following the taxable year of the Executive in which the Executive receives amounts subject to Section 4999.

(ii)  Notwithstanding the immediately preceding paragraph, in the event that a reduction to the Payments in respect of the Executive of 10% or less, but not more than $250,000, would cause none of the Payments to be “excess parachute payments,” the Executive will not be entitled to a Gross-Up Payment and the Payments shall be reduced to the extent necessary so that none of the Payments shall be “excess parachute payments.”  Unless the Executive shall have given prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof)

and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control.  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(iii)  The provisions of this Section 11 shall expire, and shall be of no further force or effect, on December 31, 2010.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Craig Tooman 7-7-10
Craig Tooman, Chief Financial Officer

IKARIA HOLDINGS, INC.

By:	/s/ Daniel Tassé

By:	Daniel Tassé
Title:	President, Chief Executive Officer and Chairman

Exhibits:

A:  Form of Waiver and Release of Claims

B:  Disclosed Work Product and Business Opportunities

Exhibit A
Form of Waiver and Release of Claims

WAIVER AND RELEASE OF CLAIMS

1.                                       General Release.  In consideration of the payments and benefits to be made under the Employment Agreement, dated as of                       , 2010, to which Ikaria Holdings, Inc. (the “Company”) and Craig Tooman (the “Executive”) are parties (the “Employment Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)                                  rights of the Executive under this Waiver and Release of Claims and the Employment Agreement;

(b)                                 rights of the Executive relating to equity awards or equity of the Company held by the Executive as of his date of termination;

(c)                                  the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Agreement;

(d)                                 rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any

Company Released Party, (iii) under Section 8 of the Employment Agreement and (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)                                  claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy; and

(f)                                    claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2.                                       No Admissions, Complaints or Other Claims.  The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3.                                       Application to all Forms of Relief.  This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.                                       Specific Waiver.  The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5.                                       Voluntariness.  The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate.  The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.                                       Complete Agreement/Severability.  This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims.  All provisions and portions of this Waiver and Release of Claims are severable.  If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.                                       Acceptance and Revocability.  The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company.  This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it.  The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8.                                       Governing Law.  Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof.

EXECUTIVE

Craig Tooman, Chief Financial Officer

Exhibit B
Disclosed Work Product and Business Opportunities

NONE